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                                                                    EXHIBIT 10.8

               [EMERY INTERNATIONAL DEVELOPMENTS LTD. LETTERHEAD]

                                                                 January 2, 1998

Agreement between:

Emery International Developments Limited ("Emery")

and

International Technology Packaging ("ITP")

Emery and ITP hereby agree as follows:

As of January 2, 1998, and for two years only, regarding machine sales, quotations, follow up, machine and/or project financing of Emery's prospective clients only those as designed by Emery or as separately located and negotiated fully by ITP only in North America, Emery shall pay every 2 weeks all ITF related and modest expenses such as air fares, hotels, but no salaries. Emery shall require complete detailed documentation and receipts for same with trip and customer reports. This agreement supercedes any previous agreements. All travel points must be used only for Emery's business.

ITP's position will be that of an independent sales and finance agent and consultant to Emery clients in North America. ITF will keep Emery fully informed in detail with copies of all documentation or information received from or pertaining to all potential designated clients.

For all sales of all large and small machine sales in North America, for selling at full price as designated by Emery price list and in full accordance with Emery's standard terms and conditions. Emery shall pay to ITP the agreed upon three percent (3%) for "Large Machine Sales" and five percent (5%) amounts for all "Small Machine Sales" respectively which are sold in the North American market by ITF. This constitutes an exclusive sales territory for ITP, and only credit for all sales in North America that ITP sold at full price and standard terms and conditions.

However Emery shall not pay any commission on dies for "Small Machines". Also Emery shall increase the ITF commission only on the first four (4) "Small Machines" sold to 7% (instead of the above 5%) and a corresponding increase in the proposal price shall be made from the Emery 1998 list price in advance of the sale (see attached Appendix #1 showing selling prices for 1998 including 3% commission on "Large Machines" and 7% commission on "Small Machines" calculated by dividing Emery 1998 and 1999 prices by 0.97 and 0.93 respectively. Also for a two (2) year Emery shall advance to ITF $2000 US per month against anticipated sales commissions and such accumulated amount shall be justified every six (6) months and credited against outstanding commissions or otherwise it shall be paid back to Emery whichever as the result of such justifications not credited to ITP.
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                     EMERY INTERNATIONAL DEVELOPMENTS LTD.

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For clients in North America, ITP will assist with sales, Emery shall insist that ITP instruct Emery to mark-up or increase the standard 1998 and 1999 Emery prices, for any Emery "Large Machines" herein defined as "48-2-125 or larger" to include a 3% commission (ie for 3% commission to be included divide 1998/9 prices by 0.97) and for machines smaller than 48-2-125 (herein defined as "Small Machines") shall include 7% commission for 1998 and 5% commission for 1999 (ie divide proposal prices by 0.93 and 0.95 respectively). Any different mark-ups or prices or terms must be agreed to by Emery in advance in writing and signed by Emery.

Outside of North America, ITP shall not negotiate with any Emery potential clients, for the purpose of assisting with sales of machinery or moulded pulp products or financing, that Emery has not agreed to and designated to ITP in writing but it may do so with other sourced or found by ITP on its own if Emery has not been in contact with them already or located at our booth at trade shows except if agreed in signed written form as an agreed client list for ITP to pursue. ITP shall not sell moulded pulp products made on non-Emery machines nor sell nor finance nor lease any non-Emery machines, parts, or dies to or for any customer.

The mark-up amounts of initially three and five percent (or 7%) are only to be paid to ITP if the following events occur:

Emery shall pay to ITP $10,000.00 U.S. per client that as a result of ITP, the said clients pay $100,000.00 U.S. to $200,000.00 U.S. "non-refundable next-in-line status" fee for large machines (or a minimum of $50,000.00 U.S. on RP4200 and smaller machines) against signed, initialled and unchanged Emery proposals. This $10,000.00 U.S. will be applied as a credit against the three to seven percent mark-up amount(s) should the sale(s) be completed. Should the sale not be completed in an acceptable time frame to Emery and the non-refundable next-in-line status deposit is forfeited by the client, then the $10,000.00 U.S. paid to ITP is deemed to be earned. Any legal fees paid to protest the non-refundable nature of the deposit or settlement amounts paid shall be deducted from money owing or paid to ITP. However, ITP shall only pay its proportionate share of the legal costs and proportionate share of any negotiated settlement amounts agreed to by ITP and Emery (eg. if a $1000,000 deposit is received and $10,000 is paid to ITP, then ITP's proportionate share would be [10,000/100,000] x 100 = 10%)

For any clients from which ITF obtains a $100,000.00 U.S. to $200,000.00 U.S. (or a minimum of $50,000.00 U.S. on RP4200 and smaller machines)
"non-refundable next-in-line status" fee paid to Emery and/or if ITP provides successful financing which Emery and Emery's customer accepts for a 48-2-125 or larger machine standard contract which has no holdbacks and no "strings" attached for Emery such as "ultimate net loss guarantees", EPC or personal or corporate guarantees by Emery or overprices to later be refunded or discounts or clauses modified and giving risk to Emery, etc. with full quoted price or without holdbacks, etc. unless agreed to in writing by Emery to ITP and the Buyer, only then will Emery pay the three (3%) percent for 48-2-125 and larger machines (or five (5%) percent (or 7% as noted) for smaller than 48-2-125 machines) mark-up to ITP in U.S. funds and furthermore only on the following successfully completed milestones as set out below:
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                     EMERY INTERNATIONAL DEVELOPMENTS LTD.

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1)   $10,000.00 U.S. payable to ITP if, and only if, the $200,000.00 U.S.
     (minimum $100,000.00 U.S.) non-refundable next-in-line status fee is received and accepted by Emery along with the unchanged contract duly signed and all pages initialled by the Buyer.

2) Thirty percent (30%) of the three (3%) percent for larger machines (or of the 5% to 7% percent for smaller machines) mark-up amount on the designated equipment, less any $10,000.00 payments noted above less ITPF expenses paid by Emery prior to the sale shall be payable in U.S.D. to ITP only on or after receipt and acceptance by Emery of the standard full size machine contract as quoted and duly signed and all pages initialled by the Buyer without any special "strings" attached or holdbacks or discounts or changed terms unless agreed to by Emery in writing to ITP as well as receipt and acceptance by Emery of the thirty (30%) percent deposit, as well as an irrevocable letter of credit for the balance of the full contract amount and in full accordance with the terms and conditions of the contract and furthermore agreed to in writing by Emery and confirmed by the Bank of Nova Scotia in Canada. ITP share of expenses deducted from commissions for said new clients shall be only for those expenses related to activities to secure and conclude financing and contracts for said new clients and share of general office expenses charged by ITP.

3) For the sale of designated large size machines, $5,000.00 U.S. will be payable to ITP every 30 days after the receipt and acceptance by Emery of the thirty percent (30%) deposit and the irrevocable letter of credit confirmed by the Bank of Nova Scotia for the balance, as a draw against the balance of the three percent fee less the ten thousand ($10,000.00 U.S.) fee paid initially when Emery received the next-in-line status deposit less the proportion of expenses paid to ITP by Emery prior to the sale (as noted in (2) above) and less any advances paid by Emery to ITP or any amount owed by ITP to Emery.

4) The balance of the three (3%) percent mark-up, if any, shall be payable to ITP in U.S. funds only upon receipt of the final payment and upon delivery and final acceptance of the equipment without backcharges by the Buyer. Backcharges that are warranty or Emery's fault are for Emery's expense. Other backcharges shall not exceed the commission after expenses are deducted. ITP shall have the opportunity to rectify said backcharges.

5) For sale of designated machines smaller than 48-2-125, on terms noted above, the five (5%) percent shall be payable to ITP in U.S. funds only on receipt of the final payment upon delivery and final acceptance of the equipment without backcharges by the Buyer. Backcharges that are warranty or Emery's fault are for Emery's expense. Other backcharges shall not exceed the commission. ITP shall have the opportunity to rectify said backcharges (except the first four (4) contracts in 1998 shall be at 7% not 5%).

ITP agrees not to offer nor to negotiate any contracts with "strings" or holdbacks of any nature such as "ultimate net loss guarantees", EPC contracts or product rate or quality or personal or corporate guarantees, or lack of a proper letter of credit, or overprices later to be refunded or changes in terms, conditions, prices, clauses, etc. Should ITP be in negotiation with a finance
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                     EMERY INTERNATIONAL DEVELOPMENTS LTD.

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company for the financing of an Emery machine and if and only if the financing company brings up the topic and continually on one or more of the above, and only after it becomes a deadlock, ITP must only state that they believe Emery will not accept the same and only on further insistence from the financing company ITP can only say they will relay this request to Emery and that Emery will probably not even consider it.

Only Emery shall prepare and type all proposals to be presented, and these shall only be couriered out from Emery with ITP advice on any special comments that could be made.

For any clients from which ITP obtains the $200,000.00 U.S. (or minimum $100,000.00 U.S.) "non-refundable next-in-line status" fee paid to Emery and/or ITP provides financing or assistance for the client in concluding successful financing which Emery and Emery's customer both accept in writing for a full size machine duly signed standard contract which may have holdbacks or "strings" attached for Emery such as "ultimate net loss guarantees", or corporate guarantees by Emery or discounts or changed clauses which create risk to Emery, or lack of a proper letter of credit, etc., the three (3%) percent mark-up shall have adjustments made by mutual agreement of ITP and Emery in the amounts payable to ITP due to compensation for the above deviations from the proposal first presented and deductions for liquidated damages and penalties paid to be agreed on by both parties in writing at the time of signing the contract(s).

Any brokerage fee or shares, etc. being negotiated or having been obtained by ITP from the same client or from the financing or leasing institution involved or for moulded pulp product sales must immediately be disclosed to Emery by ITP and Emery has the right to refuse to let ITP negotiate for shares in said client's company but any of the above approved by Emery will be additional income earned by ITP for its services to Emery's clients.

All above payments covered by this contract shall be invoiced to Emery and detailed as above and shall be noted as "sales and financing fees" (along with the description of milestones stated above). ITP shall obtain Emery's prior approval for all commitments that Emery may or may not wish to make and only Emery shall sign any contracts or any documents that Emery chooses to accept.

Emery shall not pay for ITP expenses of the second person if ITP staff travel in pairs to meetings since this increases expenses where one person would be sufficient unless prior approval is given in writing by Emery.

This agreement is valid only for two years from date of signing and is only renewable on written signed agreements by both parties for further periods of two years.
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                     EMERY INTERNATIONAL DEVELOPMENTS LTD.

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Accepted this 2nd day of January, 1998

in Toronto by Emery International Developments Limited

per:     /s/  John  Emery
         -------------------------------
         John Emery



Accepted this 2nd day of January, 1998

in Toronto by International Technology Funding Inc.

per:    /s/  Howard Keep
        --------------------------------
        Howard Keep




per:    /s/  Terry Keep
        --------------------------------
        Terry Keep